SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

September 13, 2005
Date of Report (Date of earliest event reported)

JUPITER Global Holdings, Corp.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-27233                                 98-0204736
(Commission File Number)       (IRS Employer Identification No.)

62 West 8th Avenue, 4th Floor, Vancouver, British Columbia, Canada V5Y 1M7
(address of principal executive offices) (Zip Code)

(604) 682-6541
(Registrants telephone number, including area code)

Item 1.01 Entry into a Material Definitive Agreement.

On September 13, 2005, JUPITER Global Holdings, Corp. (the “Company”) entered into a definitive Agreement and Plan of Acquisition (the “Agreement”) in the form attached hereto as Exhibit 2.1, with Macro Communications Inc. (“Macro”), a Georgia corporation, and Mr. Warren Jackson and Mr. Bill Jackson, the two shareholders of Macro (“Shareholders”). The Agreement provides for the acquisition by the Company of 4,000 shares of common stock, representing 80% of the issued and outstanding shares of capital stock of Macro (the “Shares”) for a purchase price of $2,000,000(“Purchase Price”). The formal closing date in the Agreement is scheduled for Thursday, September 22, 2005.

The Purchase Price to be paid by the Company includes $70,000 paid by the Company to Macro prior to the signing of the Agreement and the issuance of a Promissory Note for the balance of $1,930,000. The principal portion of the Promissory Note is to be paid in monthly installments of Fifty Thousand Dollars ($50,000.00), beginning with the first payment being due October 1, 2005 and each succeeding payment being due on the first day of the succeeding month up to December 1, 2005. On January 1, 2006 the installment payment shall be Four Hundred Thousand Dollars ($400,000.00) and commencing on February 1, 2006 the installments payment shall be paid in monthly payments of One Hundred and Fifteen Thousand Dollars ($115,000.00) and each succeeding payment being due on the first day of the succeeding month up to January 1, 2007.

The Company has executed a Pledge Agreement, dated September 13, 2005, whereby the Shares will be held as collateral for the payment under the Promissory Note. The Shares will be released under the terms of the Pledge Agreement to the Company at a rate of 2% of the Shares for each $38,600 paid by the Company towards the Promissory Note.

Included in this Form 8-K are forward-looking statements. There can be no assurance that expectations reflected in such forward-looking statements will prove to be correct. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors.

Item 9. Exhibits.

Exhibit
No. Description
2.1	Agreement and Plan of Acquisition, dated September 13, 2005, by and between the Company and Macro Communications Inc. a Georgia corporation and Mr. Warren Jackson and Mr. Bill Jackson

2.2	Promissory Note dated September 13, 2005 issued by the Company to Macro Communications Inc. a Georgia corporation

2.3	Pledge Agreement, dated September 13, 2005, by and between the Company and Macro Communications Inc. a Georgia corporation and Mr. Warren Jackson and Mr. Bill Jackson

99.1	Press Release of September 13, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JUPITER Global Holdings, Corp.

Date: September 16, 2005	By:	/s/ Ray Hawkins
Ray Hawkins
Chief Executive Officer